EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Annual Report of Cybertel Capital Corporation on Form 10-KSB of our report dated February 28, 2006 on our audits of the financial statements of Cybertel Capital Corporation as of December 31, 2005 and for the year then ended, which reports are incorporated in the Form 10-KSB.

/s/ Malone & Bailey
Malone & Bailey
Houston, Texas
April 17, 2007